Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS NET INCOME

FOR THE FIRST QUARTER OF 2017

Milwaukee, Wisconsin

April 19, 2017

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.6 million or $0.08 per diluted share in the first quarter of 2017 compared to $4.5 million or $0.10 per diluted share in the same quarter of last year. This decrease was largely due to a $717,000 provision for loan loss in the 2017 quarter compared to a recovery of $573,000 in the same quarter of last year. Also contributing were lower loan-related fees, lower brokerage, advisory, and insurance revenue, lower mortgage banking revenue, and higher compensation- and occupancy-related expenses. These developments were largely offset by an improvement in net interest income, lower deposit insurance premiums, and lower other non-interest expense.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Absent the tax-effected change in our provision for loan loss, we believe our earnings in the first quarter would have been comparable to the prior year.” He added, “We are certainly pleased with the improvement in our net interest income, which was driven by continued growth in our earning assets and modest expansion of our net interest margin, excluding the consideration of call premiums in prior periods.” He continued, “However, we are less than satisfied with the decline in revenue from our mortgage banking and brokerage, advisory, and insurance lines of business.” Baumgarten concluded, “We have recently taken actions to reverse the trend for these revenue sources and we remain optimistic about the future.”

Bank Mutual’s net interest income increased by $904,000 or 5.1% during the first quarter of 2017 compared to the same quarter in 2016. Included in the prior-year quarter was a $482,000 call premium that Bank Mutual received on a mortgage-related security that was called during that period. Excluding this call premium, net interest income in the first quarter of 2017 increased by $1.4 million or 8.1% compared to the same quarter in 2016. Most of this increase was due to an increase in Bank Mutual’s average earning assets, which increased by $157.7 million or 6.9% during the three months ended March 31, 2017, compared to the same period in 2016. This increase was primarily attributable to an increase in average loans receivable. Contributing to a lesser degree to the increase in net interest income in the 2017 period was an improvement in Bank Mutual’s net interest margin, excluding the impact of the aforementioned call premium in the 2016 period. Finally, contributing to the increase in net interest income was an increase in funding from non-interest bearing checking accounts.

1

Bank Mutual’s net interest margin was 3.02% during the first quarter of 2017 compared to 2.99% during the first quarter of 2016 (excluding eight basis points of benefit related to the aforementioned call premium). In recent months management has noted that Bank Mutual’s net interest margin has begun to improve modestly. Specifically, the 3.02% net interest margin in the first quarter of 2017 compares to 3.00% in the fourth quarter of 2016 (also excluding three basis points related to a call premium in that quarter). Management has observed in recent months that increases in the yield on Bank Mutual’s earning assets have been slightly greater than the increases in its cost of funds. This has occurred in an environment of rising interest rates, due in part to recent increases in the fed funds rate by the Federal Reserve. Management attributes the modest increases in Bank Mutual’s net interest margin to an overall interest rate risk exposure that it is slightly asset sensitive. That is, management believes that the sensitivity of Bank Mutual’s earning assets to changes in market interest rates is slightly greater than its interest-bearing liabilities. As such, management anticipates that Bank Mutual’s net interest margin may continue to show slight improvement in the foreseeable future, although there can be no assurances.

Bank Mutual’s net interest margin is subject to competitive pricing pressures for loans and deposits, changes in borrower and depositor preferences, and other economic and market factors that are outside of management’s control. Of particular concern to management are possible future changes in the competitive environment for interest rates on interest-bearing checking, savings, and money market deposit accounts. If competitive or market pressures require Bank Mutual to increase the interest rates it pays on these deposit accounts, and such increases are not exceeded or matched by increases in the yield on its earning assets, Bank Mutual’s net interest margin could be adversely impacted in future periods. Also of concern to management are possible future changes in depositor preferences for certain types of deposit products. Specifically, management believes that the relatively low interest rate environment that has persisted for the past few years has encouraged many deposit customers to switch to transaction deposits in an effort to retain flexibility in the event market interest rates increase. If market interest rates continue to increase in the future, customers’ preferences may shift from transaction deposits to certificates of deposit, which generally have a higher interest cost. This development could also have an adverse impact on Bank Mutual’s net interest margin in future periods.

Bank Mutual’s provision for loan losses was $717,000 in the first quarter of 2017 compared to a recovery of $573,000 in the same quarter last year. Management believes that general economic, employment, and real estate conditions have remained relatively stable in Bank Mutual’s local markets. However, Bank Mutual has experienced a modest increase in its non-performing and other classified loans in recent months, as noted later in this release. Management believes that this development could be an early indication of emerging difficulties in the lending environment. This consideration, along with growth in Bank Mutual’s loan portfolio, has contributed to management’s conclusion that increases in the allowance for loan losses are appropriate. As such, Bank Mutual’s allowance for loan losses increased from $19.9 million at December 31, 2016, to $20.6 million at March 31, 2017. Management anticipates that Bank Mutual’s provision for loan losses will continue to consist of provisions rather than recoveries for the foreseeable future, particularly if Bank Mutual’s loan portfolio continues to grow.

2

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions that can fluctuate considerably from period to period. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing loans, classified loans, and/or loan charge-off activity from period to period, which may result in significant variability in Bank Mutual’s provision for loan losses.

Deposit-related fees and charges declined by $51,000 or 1.8% during the three months ended March 31, 2017, compared to the same period in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and ATM usage. These developments have been partially offset by increased deposit account service charges and increased treasury management fees from commercial depositors.

Loan-related fees were $851,000 during the three months ended March 31, 2017, compared to $1.3 million during the same period in 2016. The largest source of fees in this revenue category is interest rate swap fees related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. The decrease in loan-related fees was principally due to reduced originations of multi-family, commercial real estate, and construction loans, which are the types of loans that generate most of Bank Mutual’s interest rate swap fees. Management anticipates that originations of these types of loans in 2017 will continue to be lower than they were in 2016 for the reason noted later in this release.

Brokerage, advisory, and insurance revenue was $652,000 during the first quarter of 2017, which was $215,000 or 24.8% lower than the same quarter in the previous year. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, fees earned for investment advisory services, and commissions earned on sales of personal and business insurance products. Management attributes the decrease in this revenue line item to reduced commissions from sales of tax-deferred annuities and other sources of transaction-based income. In recent periods management has begun to shift the mix of revenue in this line of business from commission income, which tends to be transaction-based, to advisory fee income, which is generally based on assets under management rather than execution of individual transactions. Management believes that advisory-based fee income will be a more stable source of revenue in the future and expects that it will continue to grow due to new products, services, systems, and investment advisors that Bank Mutual has added in recent periods, although there can be no assurances.

3

Mortgage banking revenue, net, was $721,000 and $825,000 during three-month periods ended March 31, 2017 and 2016, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended March 31
	2017	2016
	(Dollars in thousands)
Gross loan servicing fees	$620	$646
MSR amortization	(332)	(433)
Change in MSR valuation allowance	–	–
Loan servicing revenue, net	288	213
Gain on loan sales activities, net	433	612
Mortgage banking revenue, net	$721	$825

Loan servicing revenue, net, was $288,000 in the first quarter of 2017 compared to $213,000 in the same period of 2016. This increase was primarily caused by a decline in amortization of mortgage servicing rights (“MSRs”). This decline was caused by generally higher market interest rates for one- to four-family loans in 2017, which has resulted in reduced loan prepayment activity and slower amortization of the related MSRs compared to the prior year. The favorable impact of this development was partially offset by a decline in gross servicing fees due to an overall decline in loans serviced for third-party investors. As of March 31, 2017, Bank Mutual serviced $985.4 million in loans for third-party investors compared to $1.03 billion one year earlier.

The change in valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of March 31, 2017, Bank Mutual had no valuation allowance against its MSRs, which had a carrying value of $6.5 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, which results in a charge to earnings in the period of the increase. During such periods loan refinance activity and expectations for future loan prepayments typically increase, which generally reduces the fair value of MSRs and could result in an increase in the MSR valuation allowance. However, in recent months market interest rates for one- to four-family loans have increased. As such, there was no requirement for an MSR valuation allowance as of March 31, 2017, and management does not expect one to be necessary in the near future. In addition, management expects that amortization of MSRs may continue to be lower in the near term in response to reduced levels of loan refinance activity. However, these developments cannot be assured, particularly if market interest rates for one- to four-family residential loans decline in the future.

Gain on loan sales activities, net, was $433,000 and $612,000 during the three-month periods ended March 31, 2017 and 2016, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. The decrease in net gain on loan sales was primarily caused by an unfavorable mark-to-market adjustment on loans held for sale, which declined during the period. Market interest rates for one- to four-family loans have been higher in recent months, which is a development that typically has an adverse impact on the origination and sale of such loans. Despite this possibility, management believes that Bank Mutual’s origination and sales of one- to four-family loans could improve in the near term due to continued strength in housing markets in Wisconsin, increases in the number and quality of Bank Mutual’s residential loan originators, and continued improvements in Bank Mutual’s loan origination systems and procedures. However, the origination and sale of residential loans is subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not vary considerably from period to period.

4

Compensation-related expenses increased by $762,000 or 7.3% during the three months ended March 31, 2017, compared to the same period in 2016. This increase was due in part to normal annual merit increases granted to most employees at the beginning of 2017. Also contributing were certain signing bonuses and commission guarantees that Bank Mutual paid to a team of four experienced residential loan originators that it recruited from another financial institution during the quarter. Finally, contributing to a lesser degree to the increase in compensation-related expense in the 2017 quarter was higher share-based compensation and employer 401k contributions compared to the same quarter in the prior year.

Occupancy, equipment, and data processing expenses increased by $210,000 or 5.9% during the three months ended March 31, 2017, compared to the same period in 2016. This increase was primarily caused by increased data processing, software, and equipment costs associated with various initiatives undertaken by Bank Mutual in recent periods.

Advertising and marketing-related expense was $551,000 and $585,000 during the three months ended March 31, 2017 and 2016, respectively. Management anticipates that spending on advertising and marketing-related expenses during the full year 2017 will be slightly lower than it was in 2016. However, this outcome depends on future management decisions and there can be no assurances.

Federal deposit insurance premiums were $328,000 and $422,000 during the three months ended March 31, 2017 and 2016, respectively. In 2016 the Federal Deposit Insurance Corporation (“FDIC”) implemented a new rule that changed how insured financial institutions less than $10 billion in assets, such as Bank Mutual, are assessed for deposit insurance. The new rule has resulted in a lower deposit insurance assessment rate for Bank Mutual.

Net losses and expenses on foreclosed real estate were $54,000 and $42,000 during the three months ended March 31, 2017 and 2016, respectively. In general, Bank Mutual has experienced only modest losses and expenses on foreclosed real estate in recent periods due to low levels of foreclosed properties and improved market conditions.

Other non-interest expense was $2.0 million in the first quarter of 2017 compared to $2.4 million in the same quarter of last year. The 2016 quarter included $207,000 in prepayment penalties related to the early retirement of certain fixed-rate advances from FHLB of Chicago.

5

Bank Mutual recently announced that it has entered into an agreement to sell five retail branch offices, including $52.6 million in deposits and $13.2 million in loans associated with the offices, to another financial institution. In addition, Bank Mutual announced that it will consolidate two retail branch offices into other nearby locations. These two offices have aggregate deposits and loans of $19.1 million and $9.6 million, respectively. Bank Mutual expects the pending sale to close in the third quarter and expects to complete the consolidations in June. Consistent with its past experience consolidating retail branch offices, management of Bank Mutual believes that it will retain the majority of the deposits and loans associated with the two consolidated locations, although there can be no assurances. Once fully implemented, management anticipates that the decisions to sell and consolidate retail branch offices will provide approximately $1.3 million in aggregate net benefit to pre-tax earnings on an annualized basis. Also related to these decisions, Bank Mutual expects to incur one-time costs of approximately $250,000, composed primarily of asset disposition costs, employment severance costs, data processing costs, and professional fees, $71,000 of which were recorded in the first quarter. The remainder is expected to be recorded in the third quarter. The sale and branch consolidations are subject to the filing of appropriate notices with and/or approvals of regulatory agencies.

Income tax expense was $1.7 million and $2.6 million during the three months ended March 31, 2017 and 2016, respectively. The effective tax rates (“ETRs”) for these periods were 31.8% and 36.5%, respectively. The ETR was lower in the 2017 period because of certain tax deductions related to the vesting of restricted stock grants and exercise of certain stock options by employees and directors. Bank Mutual’s ETR will also vary from period to period due to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income.

Bank Mutual’s total assets increased by $19.8 million or 0.7% during the three months ended March 31, 2017. During this period a $25.2 million increase in loans receivable was funded by a $37.8 million increase in deposit liabilities, which also funded a $15.8 million decrease in borrowings. Bank Mutual’s total shareholders’ equity was $288.4 million at March 31, 2017, compared to $286.6 million at December 31, 2016.

Bank Mutual’s loans receivable increased by $25.2 million or 1.3% during the three months ended March 31, 2017. During this period increases in multi-family loans, commercial and industrial loans, and construction loans (net of the undisbursed portion) were partially offset by declines in Bank Mutual’s other loan categories. The loan portfolio is subject to economic, market, competitive, and regulatory factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

As of March 31, 2017, Bank Mutual’s holdings of, and three-year growth rate in non-owner occupied commercial real estate and construction loans has exceeded certain guidelines issued by banking regulatory agencies, as previously disclosed in prior releases. As such, management expects that for the foreseeable future the aggregate future growth rate for these loan types will be managed to closely approximate growth in the total risk-based capital of Bank Mutual’s subsidiary bank.

6

Bank Mutual’s deposit liabilities increased by $37.8 million or 2.0% during the three months ended March 31, 2017. Transaction deposits, which consist of checking, savings, and money market accounts, increased by $33.6 million or 2.5% during the period and certificates of deposit increased by $4.2 million or 0.8%. Management believes that the increase in transaction deposits in recent periods, particularly the increase in non-interest-bearing checking accounts, is due in part to improved marketing and sales efforts. However, management also believes that the generally low interest rate environment that has persisted for the past few years has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. As previously noted, if interest rates continue to increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which would also have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $288.4 million at March 31, 2017, compared to $286.6 million at December 31, 2016. This increase was primarily due to $3.6 million in net income that was only partially offset by $2.5 million in regular cash dividends. Contributing to a lesser degree to the increase was periodic amortization related to share-based compensation and issuance of treasury shares on stock option exercises. The book value of Bank Mutual’s common stock was $6.28 per share at March 31, 2017, compared to $6.27 at December 31, 2016.

Bank Mutual’s non-performing loans were $8.9 million or 0.45% of loans receivable as of March 31, 2017, compared to $8.2 million or 0.42% of loans receivable as of December 31, 2016. Non-performing assets, which includes non-performing loans, were $10.9 million or 0.41% of total assets and $11.2 million or 0.42% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at March 31, 2017, management was closely monitoring $71.4 million in additional loans that were classified as either “special mention” or “substandard” in accordance with Bank Mutual’s internal risk rating policy. This amount compared to $68.6 million at December 31, 2016. As of March 31, 2017, most of these additional classified loans were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of March 31, 2017, although there can be no assurances that the loans will not become impaired in future periods.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $20.6 million or 1.05% of total loans at March 31, 2017, compared to $19.9 million or 1.03% of total loans at December 31, 2016. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 232.7% at March 31, 2017, compared to 242.5% at December 31, 2016. Management believes the allowance for loan losses at March 31, 2017, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

7

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of March 31, 2017, its subsidiary bank operated 64 banking locations in Wisconsin and one in Minnesota. After the sales and consolidations discussed in this release are completed, its subsidiary bank will operate 57 banking locations in Wisconsin and one in Minnesota.

*  *  *  *  *

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” “optimistic,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond the Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulatory actions either generally or specifically related to Bank Mutual associated with safety and soundness, compliance, loan concentrations, or technology concerns that could restrict Bank Mutual’s freedom of operations; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or various federal regulatory agencies that could affect Bank Mutual or the Bank; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2016 Annual Report on Form 10-K.

8

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	March 31	December 31
	2017	2016
ASSETS
Cash and due from banks	$26,945	$31,284
Interest-earning deposits	16,625	18,803
Cash and cash equivalents	43,570	50,087
Mortgage-related securities available-for-sale, at fair value	380,101	371,880
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $93,652 in 2017 and $94,266 in 2016)	92,722	93,234
Loans held-for-sale	1,971	5,952
Loans receivable (net of allowance for loan losses of $20,622 in 2017 and $19,940 in 2016)	1,968,106	1,942,907
Mortgage servicing rights, net	6,482	6,569
Other assets	175,417	177,895

Total assets	$2,668,369	$2,648,524

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,902,483	$1,864,730
Borrowings	423,384	439,150
Advance payments by borrowers for taxes and insurance	13,392	4,770
Other liabilities	40,668	53,233
Total liabilities	2,379,927	2,361,883
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2017 and 2016
Issued and outstanding - none in 2017 and 2016	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2017 and 2016
Issued - 78,783,849 shares in 2017 and 2016
Outstanding - 45,927,719 shares in 2017 and 45,691,790 in 2016	788	788
Additional paid-in capital	482,859	484,940
Retained earnings	172,749	171,633
Accumulated other comprehensive loss	(11,294)	(11,139)
Treasury stock - 32,856,130 shares in 2017 and 33,092,059 in 2016	(356,660)	(359,581)
Total shareholders' equity	288,442	286,641

Total liabilities and equity	$2,668,369	$2,648,524

9

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2017	2016
Interest income:
Loans	$18,720	$16,936
Mortgage-related securities	2,494	3,261
Investment securities	137	102
Interest-earning deposits	13	8
Total interest income	21,364	20,307
Interest expense:
Deposits	1,452	1,405
Borrowings	1,360	1,254
Total interest expense	2,812	2,659
Net interest income	18,552	17,648
Provision for (recovery of) loan losses	717	(573)
Net interest income after provision for loan losses	17,835	18,221
Non-interest income:
Deposit-related fees and charges	2,714	2,765
Loan-related fees	851	1,258
Brokerage, advisory, and insurance revenue	652	867
Mortgage banking revenue, net	721	825
Income from bank-owned life insurance ("BOLI")	437	464
Other non-interest income	63	66
Total non-interest income	5,438	6,245
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,229	10,467
Occupancy, equipment, and data processing costs	3,742	3,532
Advertising and marketing	551	585
Federal deposit insurance premiums	328	422
Losses and expenses on foreclosed real estate, net	54	42
Other non-interest expense	2,029	2,369
Total non-interest expense	17,933	17,417
Income before income tax expense	5,340	7,049
Income tax expense	1,700	2,576
Net income	$3,640	$4,473

Per share data:
Earnings per share-basic	$0.08	$0.10
Earnings per share-diluted	$0.08	$0.10
Cash dividends paid	$0.055	$0.050

10

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended
	March 31
	2017	2016
Loan Originations and Sales
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$21,664	$5,961
Commercial real estate	1,824	15,484
Multi-family	22,141	45,808
Construction and development	27,087	59,930
Total commercial loans	72,716	127,183
Retail loans:
One- to four-family first mortgages	27,791	16,691
Home equity	7,163	6,029
Other consumer	305	606
Total retail loans	35,259	23,326
Total loans originated for portfolio	$107,975	$150,509

Mortgage loans originated for sale	$16,200	$21,228

Mortgage loan sales	$20,242	$20,619

	March 31	December 31
	2017	2016
Loan Portfolio Analysis
Commercial loans:
Commercial and industrial	$252,068	$241,689
Commercial real estate	362,499	375,459
Multi-family real estate	538,653	506,136
Construction and development loans:
Commercial real estate	34,040	34,125
Multi-family real estate	294,124	328,186
Land and land development	13,561	12,484
Total construction and development	341,725	374,795
Total commercial loans	1,494,945	1,498,079
Retail loans:
One- to four-family first mortgages
Permanent	456,292	457,014
Construction	47,062	42,961
Total one- to four-family first mortgages	503,354	499,975
Home equity loans:
Fixed term home equity	102,130	105,544
Home equity lines of credit	67,736	70,043
Total home equity loans	169,866	175,587
Other consumer loans:
Student	6,463	6,810
Other	11,317	11,373
Total consumer loans	17,780	18,183
Total retail loans	691,000	693,745
Gross loans receivable	2,185,945	2,191,824
Undisbursed loan proceeds	(195,825)	(227,537)
Allowance for loan losses	(20,622)	(19,940)
Deferred fees and costs, net	(1,392)	(1,440)
Total loans receivable, net	$1,968,106	$1,942,907

Loans serviced for others	$985,368	$996,985

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
	2017	2016
Non-Performing Loans and Assets
Non-accrual commercial loans:
Commercial and industrial	$799	$989
Commercial real estate	3,484	2,839
Multi-family	268	274
Construction and development	528	148
Total commercial loans	5,079	4,250
Non-accrual retail loans:
One- to four-family first mortgages	3,045	3,191
Home equity	421	442
Other consumer	66	46
Total non-accrual retail loans	3,532	3,679
Total non-accrual loans	8,611	7,929
Accruing loans delinquent 90 days or more	253	295
Total non-performing loans	8,864	8,224
Foreclosed real estate and repossessed assets	2,022	2,943
Total non-performing assets	$10,886	$11,167
Non-performing loans to loans receivable, net	0.45%	0.42%
Non-performing assets to total assets	0.41%	0.42%

	March 31	December 31
	2017	2016
Special Mention and Substandard Loans
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$22,112	$16,377
Commercial real estate	39,789	41,394
Multi-family	11,629	11,699
Construction and development	1,268	1,355
Total commercial loans	74,798	70,825
Retail loans:
One- to four-family first mortgages	4,948	5,549
Home equity	421	442
Other consumer	66	46
Total retail loans	5,435	6,037
Total	$80,233	$76,862

	Three Months Ended
	March 31
	2017	2016
Activity in Allowance for Loan Losses
Balance at the beginning of the period	$19,940	$17,641
Provision for (recovery of) loan losses	717	(573)
Charge-offs:
Commercial and industrial	-	-
Commercial real estate	-	(20)
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(13)	(21)
Home equity	(17)	(35)
Other consumer	(76)	(100)
Total charge-offs	(106)	(176)
Recoveries:
Commercial and industrial	-	2
Commercial real estate	2	16
Multi-family	31	30
Construction and development	-	-
One- to four-family first mortgages	6	25
Home equity	6	5
Other consumer	26	14
Total recoveries	71	92
Net charge-offs	(35)	(84)
Balance at end of period	$20,622	$16,984
Net charge-offs to average loans, annualized	0.01%	0.02%

	March 31	December 31
	2017	2016
Allowance Ratios
Allowance for loan losses to non-performing loans	232.65%	242.46%
Allowance for loan losses to total loans	1.05%	1.03%

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
	2017	2016
Deposit Liabilities Analysis
Non-interest-bearing checking	$318,628	$309,137
Interest-bearing checking	252,190	238,142
Savings accounts	242,423	234,038
Money market accounts	560,547	558,905
Certificates of deposit	528,695	524,508
Total deposit liabilities	$1,902,483	$1,864,730

	Three Months Ended
	March 31
	2017	2016
Selected Operating Ratios
Net interest margin (1)	3.02%	3.07%
Net interest rate spread	2.91%	2.98%
Return on average assets	0.55%	0.72%
Return on average shareholders' equity	5.06%	6.33%
Efficiency ratio (2)	74.75%	72.90%
Non-interest expense as a percent of average assets	2.71%	2.78%
Shareholders' equity to total assets at end of period	10.81%	11.22%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income.

	Three Months Ended
	March 31
	2017	2016
Other Information
Average earning assets	$2,456,209	$2,298,477
Average assets	2,649,294	2,501,581
Average interest bearing liabilities	1,982,307	1,916,517
Average shareholders' equity	287,666	282,748
Weighted average number of shares outstanding:
As used in basic earnings per share	45,497,917	45,160,931
As used in diluted earnings per share	46,057,243	45,593,814

	March 31	December 31
	2017	2016
Number of shares outstanding (net of treasury shares)	45,927,719	45,691,790
Book value per share	$6.28	$6.27

13